EXHIBIT 10.1

                                 AGREEMENT

     THIS AGREEMENT is made effective January 12, 2009 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Bright Capital, Ltd. ('BC') and Dominic Bassani ('DB').

     WHEREAS BC has provided the services of DB to the Bion Companies since 2000 and most recently pursuant to the agreement of March 2005 ('Existing Agreement');

     AND WHEREAS Bion wishes to reward DB for his stellar long term services to the Bion Companies (in the absence of cash compensation to date) upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies, BC and DB do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

     1) Pursuant to the Existing Agreement, DB had previously been assigned the additional specific responsibilities of managing the negotiations related to the regulatory policy modifications, contracts, and financing for initial nutrient trading projects in PA and potentially other states as well as seeking potential project partners for Bion's Bion Services Group, Inc. subsidiary in addition to his existing duties. BC will continue to provide the services of DB to the Bion Companies with these expanded responsibilities to be incorporated into a new services agreement and further agrees that if such agreement is not complete by expiration date it will continue to provide these expanded services past the expiration of the Existing Agreement under the same terms for up to six months;

     2)   Compensation:

          a) Compensation from the Bion Companies to BC for the services of DB provided by BC shall continue as set forth in the Existing Agreement;

          b) PROVIDED, HOWEVER, that upon consummation of the next financing received by the Bion Companies in excess of $1,000,000 (net), BC shall no longer defer payment of such compensation but, rather, the Bion Companies will commence paying the monthly compensation to BC in cash;

     3) Bion hereby grants to DB, as a bonus of $125,000 for stellar long-term services for eight years to date ('Bonus'), which Bonus shall be in the form of:

          a) A Warrant to purchase 1,000,000 shares of Bion's restricted common stock at a price of $.75 per share until December 31, 2018 per share. The Warrant shall be immediately vested (representing $100,000 of the Bonus): and

          b) The extension of all the warrants to purchase Bion common stock previously issued to either DB or BC, now held by their donees, to December 31, 2018 (which extension represents $25,000 of the Bonus).

     4) As of the effective date of this Agreement, BC shall have the option to convert its deferred compensation from Bion due on December 31, 2008 of $175,000 to 233,334 shares of Bion's restricted common stock at a price of $.75 per share ('Option'), which Option shall be exercisable until December 31, 2009.

     5) DB's outstanding promissory note issued in the Fall of 2008 ($50,000 initial principal) shall have its maturity date extended to June 30, 2009 and shall be convertible into Bion's restricted common stock at a price of $.75 per share, in whole or part, at the election of BC, any time before such note has been repaid by Bion.

     6)   Miscellaneous:

          a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.
This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                      Bion Environmental Technologies, Inc.


                                      By: /s/ Mark A. Smith

                                      /s/ Dominic Bassani
                                      Dominic Bassani

                                      Bright Capital, Ltd.

                                      By: /s/ Dominic Bassani

                                      President